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                                                                     Exhibit 2.2


                          PORTFOLIO PURCHASE AGREEMENT

PARTIES:           Great Lakes Collection Bureau, Inc.
                   a New York corporation ("Seller")
                   45 Oak Street
                   Buffalo, New York

                   NCOP Lakes Inc.
                   a Nevada corporation ("Buyer")
                   507 Prudential Road
                   Horsham, Pennsylvania 19044


DATE:              August 19, 2002


BACKGROUND: Seller is in the business of providing collection services for itself and for third parties with respect to delinquent consumer accounts receivable (the "Business"). The parties desire that Seller sell and Buyer buy the Specified Assets (as defined in Section 2.1) and that Buyer assumes and satisfies in full (in accordance with the terms thereof) the Specified Liabilities (as defined in Section 2.1), all on and subject to the terms and conditions of this Portfolio Purchase Agreement ("Agreement"). Simultaneously herewith and subject to the Closing hereunder, NCO Lakes, LLC ("NCO Lakes"), an affiliate of Buyer, is purchasing substantially all of the assets of Seller's collection services business pursuant to an Asset Acquisition Agreement by and between NCO Lakes and Seller dated as of the date hereof (the "NCO Lakes Asset Acquisition Agreement").

INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein, and subject to the satisfaction of the terms and conditions set forth herein, the parties agree as follows:

1. DEFINED TERMS Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

     1.1 "Account" means those accounts in Seller's portfolio which are listed in the Computer File, other than any accounts coded as "PIF" (paid-in-full), "SIF" (settled-in-full), "sold" or "fraud".

     1.2 "Account Document" means, with respect to each Account, any application, purchase or other agreement, billing statement, notice, correspondence or other information in the Seller's possession that relates to an Account. An Account Document may include, without limitation, original documents or copies thereof, whether by photocopy, microfiche, microfilm or other reproduction process. Notwithstanding the foregoing, Account Document shall not include any correspondence, report, information, internal analyses, attorney-client privileged documents, internal memoranda, documents, credit information, regulatory reports, and/or internal assessments of valuation of such Account.


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     1.3 "Computer File" means the computer file, tape, cartridge or disk or other electronic medium previously delivered to Buyer by Seller in respect of the period ending June 30, 2002.

     1.4 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.13), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

     1.5 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

     1.6 "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

     1.7 "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

     1.8 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

     1.9 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

     1.10 "Obligor" means any Person who is or may become obligated under, with respect to, or on account of, an Account.

     1.11 "Original Purchase Agreements" means each of the Contracts listed on
Schedule 1.11.

     1.12 "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

     1.13 "Person" means any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

     1.14 "Performing Account" means, as of any date, any account receivable in respect of which the related Obligor has made a payment of not less than two percent of the account balance in respect thereof during the 60-day period immediately preceding such date.

     1.15 "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, mediation or other proceeding of any nature.


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     1.16 "Repurchase Factor" means (i) with respect to the first one hundred
Accounts repurchased by Seller pursuant to Section 8, zero (0), and (ii) with respect to each Account repurchased by Seller pursuant to Section 8 in excess of one hundred, (A) 0.006, for each Account which is not a Performing Account and
(B) 1, for each Account which is a Performing Account.

     1.17 "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2. THE TRANSACTION

     2.1 Sale and Purchase of Specified Assets. On the Closing Date (as defined in Section 6.1), effective to the fullest extent possible as of the opening of business on the Closing Date, subject to the other terms and conditions of this Agreement, (i) the Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest of Seller in and to: (a) all of Seller's Accounts excluding Accounts requiring a Consent that is not obtained on or before the Closing Date ("Non-Assigned Accounts"), provided that, once such Consent is obtained, such Accounts shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such Consent is delivered to Buyer, (b) all Account Documents relating to Seller's Accounts in Seller's possession excluding all Account Documents requiring a Consent that is not obtained on or before the Closing Date ("Non-Assigned Account Documents"), provided that, once such Consent is obtained, the Account Documents shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such Consent is delivered to Buyer and (c) all of Seller's claims, causes of action, Contract rights, powers and remedies and other legal rights and remedies, whether or not known as of the Closing Date, arising under the Original Purchase Agreements, including without limitation, all indemnification rights under such Contracts but excluding any such claims, causes of action, rights and remedies requiring a Consent that is not obtained on or before the Closing Date ("Non-Assigned Rights"), provided that, once such Consent is obtained, such claims, causes of action, rights and remedies shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such Consent is delivered to Buyer and excluding any rights to cash constituting proceeds of any of the foregoing which is held by Seller as of the close of business on August 16, 2002 (collectively, the "Specified Assets"); and (ii) Buyer shall assume and satisfy in full (in accordance with the terms thereof) all Obligations of Seller arising under or related to the Original Purchase Agreements; provided that the incurrence or existence of any such Obligation does not constitute a breach, failure, or default of Seller under, any representation, warranty, covenant or other provision of this Agreement; and provided further that Buyer shall only assume such Obligations to the extent that such Obligations arise in connection with the performance or non-performance of such Contracts from and after the Closing Date (such assumed liabilities are referred to herein as the "Specified Liabilities"); and provided further that the Specified Liabilities shall not include any Obligations arising under any Non-Assigned Account Documents (it being agreed that as soon as a Consent in respect of such Non-Assigned Account Documents is obtained, such Obligations shall be deemed, automatically and without further action by the parties, to be included in the Specified Liabilities as of the date such Consent is delivered to Buyer).

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         2.1.1 No Assumption of other Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for, any Obligations of Seller other than the Specified Liabilities and all other Obligations of Seller shall remain the sole responsibility of Seller.

     2.2 Authorization. Seller hereby authorizes Buyer to file or record financing statements and other filing or recording documents or instruments without the signature of Seller in such form and in such offices as Buyer reasonably determines appropriate to evidence and perfect the sale of Accounts from Seller to Buyer. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

3. PURCHASE PRICE

     3.1 Purchase Price. The total purchase price for the Specified Assets and the Specified Liabilities ("Purchase Price") shall be Twenty-Two Million, Nine Hundred Thousand Dollars ($22,900,000).

     3.2 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency by wire transfer of immediately available United States federal funds.

4. REPRESENTATIONS OF SELLER

     Knowing that the Buyer is relying thereon, Seller represents and warrants to Buyer, and covenants with Buyer, as follows:

     4.1 Organization. Seller is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of New York. Seller possesses the full corporate power and authority to own the Specified Assets and conduct its business as and where presently conducted. Seller possesses the full corporate power and authority to enter into and perform this Agreement. Schedule
4.1 states, for Seller (a) its exact legal name; (b) its date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) all foreign jurisdictions in which it is qualified or registered to do business and; (f) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since June 30, 2001.

     4.2 Effect of Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, (a) have been duly authorized by all necessary corporate action by its board of directors (to the extent necessary); (b) do not constitute a violation of, a default under, or termination of the certificate of incorporation or bylaws of Seller; (c) do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of any Contract to which Seller is a party or by which Seller is bound; (d) do not constitute a violation of any Law applicable to Seller or to Seller's Business or to the Specified Assets; (e) except as stated on Schedule 4.2, do not require the Consent of any Person; and (f) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, the Specified Assets (other than any Encumbrance arising under this Agreement). There exist no rights of first refusal or other preemptive rights with respect to the Specified Assets. Subject to Section 10.18, this Agreement constitutes the valid and legally binding agreement of Seller, enforceable against it in accordance with its terms.

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     4.3 Financial Condition. Seller is not insolvent, as defined in the United
States Bankruptcy Code, 11 U.S.C. Section 101 et seq., and as defined under applicable state Law (including, without limitation, the Uniform Fraudulent Transfer Act), and will not be rendered insolvent by the transactions contemplated by this Agreement.

     4.4 Portfolio of Accounts.

         4.4.1 The Computer File sets forth, as of June 30, 2002, an accurate and complete list of Seller's Accounts and the status of each Account, except with respect to ordinary course of business delays in reporting. The Accounts transferred hereunder and the accounts receivable transferred to NCOP Lakes, Inc. under the NCO Lakes Acquisition Agreement constitute all of the accounts receivable of the Seller.

         4.4.2 To the knowledge of Seller, the Computer File taken as a whole accurately reflects, in all material respects, all activities on the Accounts during the period from November 4, 1999 through June 30, 2002, except with respect to ordinary course of business delays in reporting.

         4.4.3 From the period commencing on July 1, 2002 and ending on the date hereof, Seller has operated in the ordinary course with respect to the Accounts and has made appropriate adjustments in the data base in which entries on the Accounts are made in the ordinary and normal course of its business, consistent with its past practices.

         4.4.4 Seller (a) has good and valid title to each Account and corresponding Account Documents, is the sole owner thereof and (b) except for the Consents listed on Schedule 4.4.4 which are required to be obtained with respect to the transfer of Accounts purchased under the Original Purchase Agreements listed on Schedule 4.4.4, (i) has full right to transfer and sell such Account and related Account Documents, and (ii) is transferring and selling, all of its right, title and interest in and to the Accounts and Account Documents to Buyer, free and clear of any Encumbrance (other than, with respect to any Account, (A) any Encumbrance arising under the Original Purchase Agreement in respect thereof and (B) any Encumbrance arising in connection with the collection activity of third party collection agencies or attorneys previously retained by Seller).

         4.4.5 Seller has no knowledge of any pervasive defect with respect to the legality, validity or binding nature of the Accounts taken as a whole; provided, however, that no representation, warranty or covenant is made herein as to the collectability or enforceability of any particular Account or Accounts.

         4.4.6 The Original Purchase Agreements constitute all of the purchase agreements relating to the Accounts. Seller is not in breach of or default under, any of the Original Purchase Agreements.

         4.4.7 Seller has instructed all servicers of the accounts to not settle amounts owed with respect to the Accounts below prescribed guidelines.

     4.5 Proceedings and Judgments. Except (i) with respect to collection Proceedings initiated by or on behalf of Seller and (ii) as described on
Schedule 4.5, (a) no Proceeding involving or related to the Specified Assets is currently pending or, to the knowledge of Seller, threatened; (b) no Judgment (other than in connection with collection Proceedings in the ordinary course), including, without limitation, any order or consent decree issued by the Federal Trade Commission, involving or related to the Seller or Seller's Business or the

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Specified Assets is currently outstanding; and (c) no breach of contract, breach of warranty or other claim of any nature solely related to the Specified Assets has been asserted or to the knowledge of Seller threatened in writing against Seller at any time since July 1, 2001. As to each matter described on Schedule 4.5, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

     4.6 Brokerage Fees. Except as set forth on Schedule 4.6, no Person acting on behalf of Seller is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

     4.7 Litigation. There are no Proceedings pending or, to the knowledge of Seller, threatened that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the transaction contemplated hereby.

     4.8 True Copies. The copies of the agreements listed on or attached as Schedules to this Agreement or listed on such Schedules (and delivered to Buyer at Closing) are accurate and complete, in all material respects, and are not missing any amendments or waivers in respect thereof.

5. REPRESENTATIONS OF BUYER

     Knowing that Seller shall rely thereon, Buyer represents and warrants to Seller, and covenants with Seller, as follows:

     5.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation. Buyer has the full corporate power and authority to own its assets and conduct its business as and where such business is presently conducted. Buyer has the full corporate power and authority to enter into this Agreement. Buyer is a wholly owned subsidiary of NCOP Nevada Holdings, Inc. ("NCOP Holdings") and NCOP Holdings is a wholly owned subsidiary of NCO Portfolio Management, Inc. ("NCOPM").

     5.2 Agreement. Buyer's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate action by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to the business or assets of the Buyer, or to the transactions contemplated by this Agreement; and (e) except as stated on Schedule 5.2, do not require the Consent of any Person. Subject to
Section 10.18, this Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

     5.3 Brokerage Fees. No Person acting on behalf of Buyer is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

     5.4 Litigation. There are no Proceedings pending or, to the best knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transaction contemplated hereby.


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6. CLOSING

     6.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held on the date hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 unless another place is agreed to by the parties hereto. Except to the extent prohibited by Law and regardless of the actual time of Closing, the Closing shall be considered to have been effective at the opening of business on the Closing Date.

     6.2 Obligations of Seller at Closing. At the Closing, Seller shall deliver to the Buyer the following:

         6.2.1 Specified Assets. To the extent that such are capable of being physically delivered, all of the Specified Assets, including, without limitation all Account Documents related thereto.

         6.2.2 Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably request at or prior to the Closing, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Specified Assets, in each case in form acceptable to Seller and Buyer, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by the Seller.

         6.2.3 Incumbency and Secretary's Certificate. A certificate of the Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement or any other agreement or document in connection herewith, which certificate shall attach a copy of Seller's Certificate of Incorporation, certified by the Secretary of State for the State of New York.

         6.2.4 Resolutions. Copies of the resolutions duly adopted by the board of directors and, if applicable, shareholders of Seller authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

         6.2.5 Good Standing. A good standing certificate for Seller from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date.

         6.2.6 Opinion of Counsel. An opinion of counsel to Seller addressed to the Buyer and dated the Closing Date, in the form attached hereto as Exhibit 6.2.6.

         6.2.7 Consents. Signed copies of all Consents listed on Schedule 4.2 and obtained by Seller prior to the Closing.

         6.2.8 Federal Trade Commission Notices. Seller shall have notified the Federal Trade Commission, in writing, of the transactions contemplated by this Agreement (which notice shall be in the form attached hereto as Exhibit 6.2.8).

         6.2.9 Closing of NCO Lakes Asset Acquisition Agreement. Evidence reasonably satisfactory to the Buyer that the closing under the NCO Lakes Asset Acquisition Agreement has occurred or shall occur simultaneously with the Closing.

         6.2.10 GE Capital Guarantee. An executed original guarantee of General Electric Capital Corporation ("GE Capital") pursuant to which GE Capital guarantees the full and prompt performance by Seller of all of its obligations to the Buyer under this Agreement.

         6.2.11 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by the Buyer at or prior to Closing in order

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to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

     6.3 Obligations of Buyer at Closing. At the Closing, the Buyer shall deliver to Seller the following:

         6.3.1 Purchase Price. A wire transfer of immediately available United States federal funds in the amount of the Purchase Price, in accordance with Seller's instructions as to payment.

         6.3.2 Incumbency and Secretary's Certificate. A certificate of Secretary of Buyer as to the incumbency and signatures of the officers of the Buyer executing this Agreement and any other agreement or document in connection herewith, which certificate shall attach a copy of Buyer's Articles of Incorporation, certified by the Secretary of State for the State of Nevada.

         6.3.3 Resolutions. Copies of the resolutions duly adopted by the board of directors of the Buyer, authorizing the Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

         6.3.4 Good Standing. A good standing certificate for Buyer from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date.

         6.3.5 Closing of NCO Lakes Asset Acquisition Agreement. Evidence reasonably satisfactory to Seller that the closing under the NCO Lakes Asset Acquisition Agreement has occurred or shall occur simultaneously with the Closing.

         6.3.6 NCOPM Guarantee. An executed original guarantee of NCO Portfolio Management, Inc. ("NCOPM") pursuant to which NCOPM guarantees the full and prompt performance by Buyer of all of its obligations to Seller under this Agreement.

         6.3.7 Opinion of Counsel. An opinion of counsel to Buyer addressed to the Seller and dated the Closing Date, in the form attached hereto as Exhibit 6.3.7.

         6.3.8 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Seller at or prior to Closing in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

7. CERTAIN POST-CLOSING OBLIGATIONS

     7.1 Transition and Cooperation. From and after the Closing Date, (a) Seller shall cooperate to transfer to the Buyer, to the extent deliverable, the control and enjoyment of the Specified Assets; (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Specified Assets; and (c) Seller shall promptly deliver to Buyer all of the Specified Assets sold to Buyer which are described in Section 2.1 received by Seller or in the possession of Seller and not previously delivered to Buyer.

     7.2 Covenants of Seller Relating to Accounts.

               (A) Seller agrees to take all appropriate steps to indicate on its records that the Accounts (other than the Non-Assigned Accounts until the applicable Consent is obtained) have been sold to, and are the property of, Buyer.

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               (B) Within sixty (60) days following the Closing Date, Seller shall notify all credit reporting agencies, which were previously notified of any Account's delinquency status, of the sale and transfer of such Account to Buyer.

               (C) Seller shall provide an affidavit stating that a specific Account was purchased by Buyer within ten (10) business days of Buyer's request. Buyer shall be reasonable in requesting affidavits and shall limit such requests to circumstances where an affidavit is necessary in order to collect the Account.

     7.3 Covenants of Buyer Relating to Accounts. From and after the Closing Date, Buyer shall ensure that any and all servicing, billing, processing, communications, collections or recovery by or on behalf of Buyer with respect to the Accounts shall comply, in all material respects, with all applicable Laws (including, without limitation, all applicable consents, decrees, orders or Judgments).

         7.3.1 Use of Names. Until such time as the name change amendment referred to in Section 6.2.9 of the NCO Lakes Asset Acquisition Agreement is filed (the "Name Change Date"), Buyer shall use only Buyer's own name when taking action in respect of Accounts. Buyer shall not state, represent or imply that Buyer is connected in any manner with, or acting for or on behalf of, Seller, Seller's affiliates or Seller's predecessors in interest with respect to the Accounts. Buyer shall not refer to Seller, any of Seller's affiliates or Seller's predecessors in interest with respect to the Accounts. The foregoing notwithstanding, however, Buyer (and any person acting on behalf of Buyer, any permitted assignee, subsequent purchaser of Accounts and any other Person servicing such Accounts) may use the name of Seller or Seller's affiliates or Seller's predecessors in interest with respect to the Accounts solely for the purpose of identifying an Account (a) in communications with an Obligor on such Account in order to collect amounts outstanding thereon, (b) in connection with filing suit, (c) in connection with the sale or financing of the purchase of such Account, (d) for internal reporting purposes, (e) in bankruptcy and probate proceedings or (f) in connection with entering into any servicing arrangement; provided, however, that neither Buyer nor any person acting on behalf of Buyer or any permitted assignee, any subsequent purchaser of Accounts and any other Person servicing such Accounts) shall state or represent in any way that it is taking action for or on behalf of Seller or any of Seller's affiliates or Seller's predecessors in interest with respect to the Accounts.

         7.3.2 Collection of Certain Accounts. From and after the Closing Date, Buyer shall not collect or attempt to collect any account listed in the Computer File which does not constitute an Account (i.e., any accounts coded "PIF", "SIF", "sold" or "fraud").

     7.4 Further Assurances. At any time and from time to time after the Closing Date, at Buyer's request and expense, and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement; provided, however, that notwithstanding the foregoing, in no event shall Seller have any obligation to provide to or for the benefit of Buyer an affidavit certifying account information including the validity, enforceability or account balance of any particular Account or Accounts. Without limiting the generality of the foregoing, Seller shall timely file all Tax returns and reports required to be filed with respect to the Specified Assets and the Specified Liabilities for all periods ending on or before the Closing Date.


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     7.5 Post Closing Payments.

         7.5.1 Subject to Sections 7.5.2 and 7.6 below, during the three (3) year period beginning on the Closing Date, all payments received by Seller on account of Accounts shall be held in trust for Buyer and shall be promptly paid to Buyer.

         7.5.2 After any repurchase of Accounts by Seller from Buyer pursuant to
Section 8.1, Buyer shall provide to Seller, within fifteen (15) days after the end of each of Buyer's fiscal months, a report indicating the amount of payments received by Buyer during the immediately preceding fiscal month in respect of all Accounts repurchased pursuant to Section 8.1 hereof and shall remit to Seller such amounts promptly after its provision of such report, except that, with respect to any payments received during the fiscal month in which the date of repurchase occurs, such report and remittance shall reflect only amounts received on or after the date of repurchase.

     7.6 Contract Matters. After the Closing, each Non-Assigned Account, each Non-Assigned Account Document and each Non-Assigned Right shall be handled in accordance with the following provisions:

         7.6.1 Consent. Seller shall fully cooperate with Buyer in the Buyer's efforts to obtain any required Consent to the assignment of such Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right, as applicable. If and when Consent to the assignment of such Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right is obtained, such Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right (as applicable) shall no longer be subject to the provisions of this Section 7.6.

         7.6.2 Subcontracting. Seller shall, to the fullest extent permissible, make available to Buyer all Contract Rights and other benefits of the Non-Assigned Account, Non-Assigned Account Document and Non-Assigned Right, on a subcontract or sublease basis or in any other manner the parties deem appropriate. In respect of any such arrangement between Seller and Buyer, Buyer shall be deemed to be an independent subcontractor or sublessee of Seller. In addition to and notwithstanding the foregoing, Buyer shall be considered Seller's agent solely for purposes of (a) collecting all amounts that may be due from Obligors in respect of the Non-Assigned Accounts and the other party or parties to the Non-Assigned Account Documents; and (b) negotiating or otherwise handling all disputes and issues that relate exclusively to such Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right. Without Buyer's prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of any Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right, nor shall Seller exercise any right under any Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right.

         7.6.3 Buyer's Instructions. To the extent permissible under such Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right, upon Buyer's request, Seller shall (a) notify the Obligor in respect of such Non-Assigned Accounts and the other party or parties to such Non-Assigned Account Documents or Non-Assigned Rights that Buyer is Seller's subcontractor or sublessee with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) exercise any Contract Right in respect of such Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right (as applicable) at such time and in such manner as Buyer determines, in its sole discretion, to be advisable.

         7.6.4 Collateral Assignment. Effective as of the Closing Date, Seller hereby collaterally assigns to Buyer (except and only to the extent that such collateral assignment is expressly prohibited by the terms of any Non-Assigned Account, Non-Assigned Account Document or Non-Assigned Right), and grants to Buyer a security interest in, all of Seller's Contract Rights in respect of such

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Non-Assigned Account, Non-Assigned Account Document and Non-Assigned Right and
all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Seller's obligations under this Section 7.6. Buyer shall have, and Seller shall deliver to Buyer at the Closing, possession of the original executed copy of each Non-Assigned Account Document. Effective as of the Closing Date, Seller hereby appoints Buyer as Seller's attorney to take such actions, in Seller's name and on its behalf, as Buyer determines, in its reasonable discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder, including, but not limited to, the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its reasonable discretion, to be necessary or advisable for such purposes.

     7.7 Access. Upon reasonable notice, each of Seller, on the one hand, and Buyer, on the other hand, shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, to all of its properties, books, contracts, files, papers and records, including, but not limited to, any computer software, systems, hard drives or records (whether in hard copy or stored electronically), and to its officers, employees and other personnel to the extent relating to the Specified Assets or Specified Liabilities in connection with any Proceeding to which Seller (or any of its affiliates or Buyer shall from time to time become a party. The costs (including reasonable out of pocket costs) of any such access shall be borne exclusively by the requesting party.

     7.8 Maintenance of Records. Buyer shall maintain all Account Documents and books and records related thereto, including, but not limited to, any computer software, systems, hard drives or records (whether in hard copy or stored electronically) transferred by Seller to it pursuant to the terms of this Agreement for a period of six (6) years following the Closing Date. If Buyer intends to destroy any or all of such Account Documents or related books and records after six (6) years of the Closing Date, Buyer will promptly notify Seller in writing of such intent and Buyer shall deliver such Account Documents and/or related books and records to Seller, if so requested by Seller, following its receipt of such notice from Buyer. In addition to the foregoing, Buyer shall maintain, for a period of six (6) years from and after the Closing Date, an electronic copy of the books and records of Seller relating to the Specified Assets as at the Closing Date (or within a reasonable period of time thereafter) in the format maintained by Seller immediately prior to the Closing.

     7.9 Confidentiality.

         7.9.1 General. All oral and written information about Seller and Buyer, their respective businesses and clients, including Obligors, and this Agreement (including the Purchase Price) (collectively, the "Confidential Information"), are valuable and proprietary assets. Seller and Buyer (and each of their respective employees and agents) shall treat the Confidential Information as strictly confidential and, except as required by applicable Law, applicable stock exchange rule or otherwise expressly authorized hereunder, will not disclose such Confidential Information to any Person or use such Confidential Information other than in accordance therewith; provided that Buyer may disclose such Confidential Information to any subsequent purchaser or potential purchaser of the Accounts or any lender providing financing for Buyer's acquisition of the Accounts if (i) such purchaser or potential purchaser agrees to the terms of this confidentiality provision in writing, (ii) such Confidential Information directly relates to the Accounts purchased or proposed to be purchased and (iii) the disclosure of such Confidential Information is reasonably required by such purchaser or subsequent purchaser to collect or assess the Accounts. Each party hereto will use its best efforts to ensure that its employees and agents maintain such confidentiality. Each party hereto will notify the other party

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hereto immediately upon receiving a subpoena or other legal process about the other party's Confidential Information and will cooperate with the other party thereto to comply with or oppose the subpoena or legal process.

         7.9.2 Limitation. This Section 7.9 will not apply to information, documents, and material that are in or enter the public domain other than through a wrongful act or omission of a party hereto.

8. REPURCHASE OF ACCOUNTS

     8.1 Seller's Right to Repurchase. In the event that Seller at any time determines that (i) there is a pending or threatened Proceeding against Seller relating to an Account and resolution of the matter would be facilitated if Seller owned such Account, or (ii) such Account should not be recovered or collected or should not have been sold due to a possible legal defect or infirmity, Seller may advise Buyer that it wishes to repurchase the same, in which event Seller shall (x) purchase such Account for an amount equal to the outstanding amount on the Account as of the date of repurchase multiplied by the Repurchase Factor (provided that in lieu of purchasing any Performing Account for cash, Seller may elect to transfer to Buyer a Performing Account of Buyer which is substantially similar in balance, aging and performance to the Account proposed to be repurchased pursuant to this Section 8) and (y) if Buyer is a party to such Proceeding, agree, in writing, to indemnify Buyer against any and all claims arising in respect of such Proceeding. Nothing contained in clause
(ii) of the immediately preceding sentence shall impose any duty on or constitute a representation of Seller with respect to the validity, enforceability or collectability of any Account.

9. INDEMNIFICATION

     9.1 Seller Indemnification. From and after the Closing Date, Seller shall indemnify and hold harmless the Buyer, its affiliates and their successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any or all of the following:

         9.1.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Seller in or pursuant to this Agreement.

         9.1.2 Nonperformance. Any failure or refusal by Seller to perform any covenant of this Agreement required to be performed by it.

         9.1.3 Unasserted Claims. Any action, suit or claim arising out of, caused by or based upon any act or omission of Seller or any of its shareholders, partners, directors, executives, officers, employees, agents or representatives at any time before the Closing Date.

         9.1.4 Non-Assumed Obligations. Any Obligation of Seller (other than any Specified Liabilities), including, but not limited to (a) any such Obligation that may be imposed upon the Buyer as a result of the failure by Seller to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement; and (b) any such Obligation that may be imposed upon Buyer or its affiliates as a result of any Law under which Buyer or its affiliates may have successor liability for any Tax or other Obligations of Seller.

     9.2 Buyer Indemnification. From and after the Closing Date, the Buyer shall indemnify and hold harmless Seller, its affiliates and their successors and assigns, and their respective directors, officers, employees, agents and

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

representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

         9.2.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Buyer in or pursuant to this Agreement.

         9.2.2 Nonperformance. Any failure or refusal by Buyer to perform any covenant of this Agreement required to be performed by it.

         9.2.3 Specified Liabilities . Any failure or refusal of the Buyer to perform or satisfy in full (in accordance with the terms thereof) any of the Specified Liabilities .

         9.2.4 Unasserted Claims. Any action, suit or claim arising out of, caused by or based upon any act or omission of Buyer or any of its shareholders, partners, directors, executives, officers, employees, agents, independent contractors or representatives at any time after the Closing Date.

         9.2.5 Certain Other Liabilities. Any Proceeding or claim arising out of, caused by or based upon, any action of Buyer or any of its employees, officers, directors, agents, representatives, attorneys, assignees or affiliates taken pursuant to or in connection with Section 7.6 hereof.

         9.2.6 Subsequent Purchasers. Any action, suit or claim arising out of, caused by or based upon any act or omission of any subsequent purchaser of any Accounts and any of their respective shareholders, partners, directors, executives, officers, employees, agents, or representatives at any time after the Closing Date, to the extent it relates to the collection of the respective Accounts.

     9.3 Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which Buyer or Seller, as the case may be, (in either case, referred to collectively as the "Indemnitee") is entitled to indemnification from Seller or Buyer, as the case may be (in either case, referred to collectively as the "Indemnitor") under this Section 9:

         9.3.1 Notice. Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

         9.3.2 Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent; provided, however, (x) in the case of a monetary settlement of a type described in Section 8 hereof, the Indemnitee shall provide its consent to the Indemnitor if the Indemnitor obtains a full release of liability of Indemnitee in connection with such settlement and (y) in the case of any other monetary settlement where

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

Indemnitor obtains a full release of liability of the Indemnitee in connection with such settlement, the Indemnitee shall either (i) provide its consent to the Indemnitor or (ii) continue to pursue the Indemnification Matter, at its sole cost and expense, in which event Indemnitor shall have no further Obligation to Indemnitee in respect of the Indemnification Matter, other than to indemnify the Indemnitee in respect of such Indemnification Matter in an amount up to (and not in excess of) the amount of the proposed Settlement; and (c) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

         9.3.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

         9.3.4 Limits on Indemnification. Indemnitor's liability under this
Section 9 shall be limited as follows:

         9.3.5 Basket. No amount shall be payable by the Indemnitor under this
Section 9 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 9 exceeds One Hundred Thousand Dollars ($100,000) (the "Basket"), in which event the Indemnitor shall pay all future amounts payable by the Indemnitor under this Section 9 in excess of the Basket.

         9.3.6 Ceiling. The Indemnitor's total liability under this Section 9 shall not exceed Twenty-Two Million, Nine Hundred Thousand Dollars ($22,900,000) (the "Ceiling").

         9.3.7 Time Periods. The Indemnitor shall have no liability with respect to any Indemnification Matter unless the Indemnitee gives an Indemnification Notice with respect thereto within eighteen (18) months after the Closing Date.

         9.3.8 Basis of Sale. Buyer acknowledges that it is purchasing the Accounts without reliance on any representations or warranties of Seller except as expressly provided herein, and that the Purchase Price reflects such fact. Buyer also agrees that no subsequent purchaser or assignee of the Accounts shall have a direct cause of action against, or right of indemnification from, Seller and that all purchase agreements with such Persons shall so provide.

         9.3.9 Exceptions. None of the foregoing limitations shall apply in the case of any Indemnification Matter involving (i) recklessness, intentional misrepresentation, fraud or criminal matters; (ii) Taxes; (iii) covenants or obligations to be performed after Closing; (iv) any non-assumed Obligations or
(v) acts or omissions arising from or in connection with the collection of Accounts from and after the Closing Date.

     9.4 Exclusive Remedy. Except with respect to fraud, willful misconduct or any claims in respect of which injunctive relief or specific performance is the sole remedy sought, this Section 9 and the indemnification rights provided for herein shall be the sole remedies of the parties hereto in connection with any dispute or claim arising under or related to this Agreement. The parties hereby waive, with respect to each other, to the fullest extent permitted by law, any and all other rights and remedies. In no event shall Seller be liable to Buyer (or any assignee or successor in interest thereof) under this Section 9 for any punitive damages arising hereunder.

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

10. OTHER PROVISIONS

     10.1 Fees and Expenses. The Buyer shall pay all of the fees and expenses incurred by them, and Seller shall pay all of the fees and expenses incurred by them, in negotiating and preparing this Agreement (and all other Contracts executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement.

     10.2 Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Seller at the address specified on page one of this Agreement shall suffice as notice to Seller, provided that a copies thereof are simultaneously sent to Seller's ultimate parent, GE Capital, addressed to the attention of each of the President and General Counsel of GE Consumer Finance U.S. and Canada at 1600 Summer Street, Stamford, Connecticut 06927. Notice to the Buyer at the address specified on page one of this Agreement, with a copy addressed to the attention of the General Counsel at 507 Prudential Road, Horsham, Pennsylvania 19044, shall suffice as notice to Buyer. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 10.2, except that any such change of address notice shall not be effective unless and until received.

     10.3 Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive for a period of eighteen (18) months after the Closing Date.

     10.4 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

     10.5 Reliance by Buyer. Notwithstanding the right of the Buyer to investigate the Seller's Business, the Specified Assets and financial condition of Seller (but subject to the representation and warranty of Buyer set forth in Section 5.3 hereof), the Buyer has the right to rely upon, and has relied upon, each of the representations and warranties made by Seller in this Agreement or pursuant hereto.

     10.6 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

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

     10.7 Publicity. Following the Closing Date, Seller and/or Buyer may issue a press release concerning the transactions contemplated by this Agreement, provided that such release is mutually acceptable to both Buyer and Seller. Unless required by Law or stock exchange or The Nasdaq Stock Market regulation, the parties shall not make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed. With respect to any announcement that any of the parties is required by Law or stock exchange or The Nasdaq Stock Market regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

     10.8 Parties in Interest. None of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and consented-to assigns. Notwithstanding the foregoing provisions of this Section 10.8, the Buyer may assign and pledge a security interest in and to its rights and obligations under this Agreement to a lender providing financing for Buyer's acquisition of the Accounts without obtaining Seller's prior written consent.

     10.9 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

     10.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

     10.12 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

     10.13 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

     10.14 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     10.15 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania and the


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

State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania or the State of New York; (c) each of the parties irrevocably waives the right to trial by jury;
(d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.2; and
(e) the prevailing parties shall be entitled to recover their reasonable attorney's fees (including, if applicable, charges for in-house counsel) and court costs from the other parties.

     10.16 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any client, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

     10.17 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

     10.18 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

     10.19 Escheat Laws. Notwithstanding anything to the contrary set forth herein (including, without limitation, Section 2.1.1), Buyer shall be responsible for, and assumes all liabilities with respect to, any applicable abandoned property law, escheat Law or similar law relating to the Specified Assets.

     10.20 Knowledge of Seller. Every reference in this Agreement to the knowledge of Seller shall refer to the knowledge of Jeffrey S. Wahl (the President of Seller), Holly E. Solitro (the Chief Financial Officer of Seller) or Diane C. Zarlock (the Secretary of Seller).






                            [signature page follows]


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EACH PARTY HAS CAUSED THIS AGREEMENT TO BE EXECUTED ON ITS BEHALF BY A DULY
AUTHORIZED OFFICER, AS OF THE DATE FIRST STATED ABOVE.


SELLER:


GREAT LAKES COLLECTION BUREAU, INC.

By:____________________________________

Title:_________________________________


BUYER:


NCOP LAKES, INC.

By:____________________________________

Title:_________________________________